Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 580-6360	(972) 580-6353

MERITAGE HOMES REPORTS FIRST QUARTER 2009 RESULTS

FIRST QUARTER 2009 HIGHLIGHTS:

•                  Generated positive cash flow for the sixth consecutive quarter, increasing cash by $138M and ending the quarter with $344M cash

•                  Lowered net debt-to-capital ratio to 35% with $337M available under credit facility

•                  Generated $10M of adjusted EBITDA

•                  Reduced general and administrative expenses by 35% from first quarter 2008

•                  Net orders nearly doubled from fourth quarter 2008 as cancellation rate fell to 26% from 56%

•                  30% lower closings from prior year reflect 21% fewer active communities and 12% lower closings per community

•                  Maintaining light lot supply of 2.9 years total (based on ttm closings) with 45% optioned

•                  Seeking opportunities to replace communities with lower-priced lots in divisions with shorter lot supplies

Scottsdale, Ariz. (April 27, 2009) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced first quarter results for the period ended March 31, 2009.

Summary Operating Results (unaudited)

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31,
	2009	2008	%Chg
Homes closed (units)	932	1,328	-30%
Home closing revenue	$230,978	$371,656	-38%
Sales orders (units)	987	1,634	-40%
Sales order value	$232,123	$420,209	-45%
Ending backlog (units)	1,336	2,594	-48%
Ending backlog value	$339,176	$718,538	-53%
Net loss (including impairments)	$(18,355)	$(45,305)	59%
Adjusted pre-tax loss* (excluding impairments)	$(7,801)	$(10,619)	27%
Diluted EPS (including impairments)	$(0.60)	$(1.72)	65%

* see non-GAAP reconciliation of net loss and adjusted pre-tax loss on “Operating Results” table on, p. 5 and EBITDA

Reconciliation on “Non-GAAP Financial Disclosures” on p. 7.

First quarter highlights show continued progress on key objectives

“The continued weakening of the housing market over the last year was reflected in our revenue decline and net loss in the first quarter of 2009. Despite harsh conditions, however, many of our results were positive this quarter. We increased our cash position, further strengthened our balance sheet and reduced our construction costs and overhead. In addition, our sales rebounded from a dismal fourth quarter, increasing by 97% sequentially,” said Steven J. Hilton, chairman and CEO of Meritage Homes.

“We generated positive cash flow for our sixth consecutive quarter and ended the first quarter 2009 with a record $344 million cash balance. Including our collection of $108 million in tax refunds in March, we increased our cash balance by a total of $138 million during the quarter,” said Mr. Hilton. “That improved our balance sheet, lowered our net debt-to-capital ratio to 35% and increased our available capital for future acquisitions of deeply discounted lots.

“Since the end of the first quarter of 2008, we have reduced our active community count by 21% and have dramatically reduced our inventories of lots and unsold homes over the last two years. Operating with fewer communities contributed to our 30% decline in closings and 40% decline in net orders, although our closings per community were down only 12% year over year.”

He continued, “We have brought our average selling price down more than 30% from its peak in this cycle — and by as much as 50% in some markets. In part, this was due to our redesign of new series of homes that are smaller and more efficient to build, and priced to compete more effectively with resales and foreclosed homes. In order to protect our margins, we have also reduced our construction costs by 30% or more in many divisions by re-bidding vendor contracts, and by realizing many construction efficiencies in our redesigned product. We have also significantly reduced our overhead, cutting general and administrative expenses by 35% over the last year — to just one-third of what they were in the first quarter of 2006.”

“The relative strength of the Texas market has greatly benefited Meritage during this down-turn. Approximately 60-65% of our active communities and orders were in Texas this quarter. Key advantages of the Texas homebuilding markets in this cycle include lower levels of foreclosures, less price volatility and lower unemployment rates than the national average. We believe these conditions are likely to continue to benefit Texas and, in turn, Meritage.”

“With our financial strength and relatively light lot supply, we are now in a position to replace some of our older communities by acquiring deeply-discounted lots in certain markets, where we’ve seen an increase in activity with entry-level buyers purchasing lower-priced homes. We have begun making such selective investments on a limited basis, taking advantage of such opportunities.”

“We believe all of those factors position Meritage to weather the current recession and return to profitability as conditions improve,” concluded Mr. Hilton.

First quarter operating results

First quarter home closing revenue declined 38% year over year on 30% fewer homes closed and an 11% reduction in average closing price, from $280,000 in 2008 to $248,000 in 2009. Meritage’s largest region, the central region including Texas, Arizona and Colorado, experienced the smallest declines in the first quarter.

Meritage reported a net loss for the first quarter 2009 of $18 million or $0.60 per share, compared to a net loss of $45 million or $1.72 per share in the first quarter 2008. The first quarter net losses included $10 million of pre-tax charges for real estate-related valuation adjustments in 2009, 83% lower than the $60 million of real estate-related and joint venture valuation adjustments in 2008. Before these charges, the pre-tax loss from operations was $8 million in the first quarter 2009, compared with $11 million in the first quarter 2008. Nearly all of the 2009 impairments were due to write-downs of continuing projects, with very few option terminations and no further joint venture impairments.

The Company operated very near break-even before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2009, and adjusted EBITDA (excluding impairments) was approximately $10 million, compared to $7 million in the first quarter of 2008.

First quarter 2009 total gross margins improved to 7.5%, compared to 0.3% in the prior year, primarily due to lower real estate-related impairments in 2009. Excluding these non-cash charges, the Company maintained gross margins at approximately 12%, consistent with the first quarter of 2008, as a result of  cost reductions. Relative to Meritage’s historical average gross margins of approximately 19-20%, the reduced margins reflect weak demand and lower average sales prices during the downside of this housing cycle.

Total selling, general and administrative expenses of $33 million for the first quarter 2009 were 40% lower than the $55 million total in the first quarter of 2008, with a 35% reduction in G&A and a 43% reduction in commissions and other sales costs. Our strategy has been to recalibrate the size of our organization as our revenue declined, through the consolidation and elimination of divisions, related personnel reductions and aggressive control of overhead costs.

Net sales were 40% lower than the prior year’s first quarter, reflecting the continued slide in housing markets, although sales were nearly twice the level of the fourth quarter of 2008. This increase was due to an overall improvement in demand, some seasonality and a much lower cancellation rate of 26% in 2009, compared to 56% in the fourth quarter 2008. The 26% cancellation rate was consistent with 27% in 2008, and near Meritage’s normal historical averages.

Other highlights of the first quarter

Meritage was actively selling in 170 communities at March 31, 2009, compared to 215 at March 31, 2008, as the Company had chosen not to replace many communities as they were closed out over the past year, until attractive lots become available at much lower prices.

The Company held just 550 unsold homes in inventory at the end of the first quarter 2009, a 28% reduction from 768 one year earlier and at the beginning of the quarter. This represented an average of 3.2 unsold homes per community, at the low end of targeted levels, with 75% of those completed. In order to ensure a sufficient supply of homes ready for immediate move-in, as required by many buyers today, the Company may increase its unsold inventory to a target of approximately four to five homes per community.

Total lot supply was 15,069, including 8,340 owned lots at March 31, 2009, or about 2.9 years supply based on trailing twelve months deliveries. By comparison, the Company’s total lot supply was 24,591, or 3.4 years supply at March 31, 2008, with 9,920 of those lots owned.

Meritage was in compliance with all its debt covenants as of March 31, 2009, and had available borrowing capacity of $337 million under its $500 million revolving credit facility, after considering the facility’s borrowing base availability and most restrictive covenants. Interest coverage ratio was 1.4 times interest incurred, based on trailing four quarters’ adjusted EBITDA. Net debt-to-capital was 35% as of March 31, 2009, compared to 45% at December 31, 2008.

Stock exchanged for debt

During the current quarter, Meritage retired $6.6 million principal amount of its 7.731% senior subordinated notes due 2017, issuing approximately 250,000 shares of common stock in exchange for these notes, with an implied discount of 45% to the face value of the notes retired. The $2.8 million gain on the early extinguishment of debt is reflected as a component of other income.  The exchange improved the Company’s leverage ratios, increased its tangible net worth and reduced Meritage’s ongoing interest expense. The Company may transact additional exchanges in the future, depending on terms and market conditions.

NOL Protective Amendment approved by stockholders

Meritage stockholders overwhelmingly approved an amendment to the Company’s Articles of Incorporation designed to preserve the tax treatment of the Company’s net operating losses and built-in losses. This was an important element in a series of measures taken by the Company to retain the ability to use its accumulated NOLs to offset future income and taxes. At March 31, 2009, Meritage had total tax assets of approximately $134 million, which were fully reserved for accounting purposes, but are available to offset approximately $380 million of future taxable income at current tax rates.

Summary

“Our primary objectives in managing through this downturn have been to strengthen our balance sheet and return to profitability by reducing our inventories and debt, generating cash, building liquidity and reducing our cost structure in line with lower revenue,” said Mr. Hilton. “I’m very pleased with the progress we’ve made toward those objectives to date, as demonstrated in our results.”

He continued, “Housing affordability today is the best it has been in almost four decades, with the biggest improvements in those markets that experienced the greatest appreciation in home prices during the first half of this decade. According to a recent study by John Burns, a national real estate consultant, the monthly cost of homeownership has fallen 43% from its peak in this cycle, due to declines in prices and mortgage rates, as well as increases in incomes over the past few years. Since entry-level buyers compare the cost of homeownership to the cost of renting, Mr. Burns projects that buying activity will increase substantially as more renters recognize the attractiveness of homeownership.  We agree and emphasize that buyers have a unique opportunity today to acquire a new home at historically low prices and low mortgage rates.”

In conclusion, Mr. Hilton said, “There is less competition today, as many other builders who were overloaded with land, inventory and debt, or who did not have adequate access to capital, have closed their doors during this recession. Meanwhile, we have increased Meritage’s market share and are now the 10th largest builder in the U.S., according to the most recent Big Builder ranking.

“We believe Meritage is uniquely positioned in the right markets, with a strong balance sheet and relatively low lot supply. As we continue to roll out lower-priced, more affordable homes on new lower-cost, well-located finished lots, we expect our margins to gradually improve, returning us to more normal levels of profitability.”

Management will host a conference call to discuss these results on April 28, 2009 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow available on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 888-241-0558 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after approximately 12:30 p.m. ET, April 28, 2009 on the website noted above, or by dialing 800-695-3382, and referencing passcode 87531896.

Meritage Homes Corporation and Subsidiaries

Operating Results

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Operating results
Home closing revenue	$230,978	$371,656
Land closing revenue	160	1,773
Total closing revenue	231,138	373,429

Home closing gross profit	17,350	1,081
Land closing gross (loss)/profit	(28)	86
Total closing gross profit	17,322	1,167

Commissions and other sales costs	(19,145)	(33,765)
General and administrative expenses	(13,869)	(21,293)
Interest expense	(8,330)	(5,661)
Other income/(loss), net (1)	5,753	(11,232)
Loss before income taxes	(18,269)	(70,784)
(Provision)/benefit for income taxes	(86)	25,479
Net loss	$(18,355)	$(45,305)

Loss per share
Basic and Diluted:
Loss per share	$(0.60)	$(1.72)
Weighted average shares outstanding	30,808	26,313

Non-GAAP Reconciliations:
Total closing gross profit	$17,322	$1,167
Add real estate-related impairments:
Terminated lot options and land held for sale	1,234	14,629
Impaired projects	9,234	29,720
Adjusted closing gross profit	$27,790	$45,516

Loss before income taxes	$(18,269)	$(70,784)
Add real estate-related & JV impairments:
Terminated lot options and land held for sale	1,234	14,629
Impaired projects	9,234	29,720
Joint venture (JV) impairments	—	15,816
Adjusted loss before income taxes	$(7,801)	$(10,619)

(1)	Other income includes joint venture impairments of $15.8 million in the first quarter 2008, and a $2.8 million gain on early extinguishment of debt in the first quarter 2009.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(In thousands)

(unaudited)

	Three Months Ended March 31,		As of and for the Twelve Months Ended March 31,
	2009	2008	2009	2008
EBITDA reconciliation: (1)
Net loss	$(18,355)	$(45,305)	$(264,985)	$(349,272)
Provision/(benefit) for income taxes	86	(25,479)	41,534	(200,612)
Interest amortized to cost of sales and interest expense	14,992	14,761	59,849	55,783
Depreciation and amortization	2,425	3,348	14,746	16,897
EBITDA	$(852)	$(52,675)	$(148,856)	$(477,204)

Add back:
Real estate-related impairments	10,468	60,165	213,743	441,426
Fixed asset impairments	—	—	—	3,124
Goodwill and intangible asset impairments	—	—	1,133	130,490
Adjusted EBITDA	$9,616	$7,490	$66,020	$97,836

Interest coverage ratio: (2)
Adjusted EBITDA			$66,020	$97,836
Interest incurred			47,939	61,262
Interest coverage ratio			1.4	1.6

Net debt-to-capital: (3)
Notes payable and other borrowings			$622,421	$645,781
Less: cash and cash equivalents			(344,399)	(26,140)
Net debt			278,022	619,641
Stockholders’ equity			513,539	686,834
Capital			$791,561	$1,306,475
Net debt-to-capital			35.1%	47.4%

(1)  EBITDA and adjusted EBITDA are non-GAAP financial measures representing net earnings before interest amortized to cost of sales and interest expense, income taxes, depreciation and amortization, with write-offs and impairment charges also excluded from adjusted EBITDA.  A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure.  EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA is presented because it more closely, although not exactly, resembles the comparable covenant calculations under our revolving credit facility and senior and senior subordinated note indentures.

(2)  Interest coverage ratio is calculated as the trailing four quarters’ adjusted EBITDA divided by the trailing four quarters’ interest incurred. This calculation may differ from our interest coverage ratio as computed for our credit facility covenant due to additional non-cash reconciling items, such as stock compensation.

(3) Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$344,399	$205,923
Income tax receivable	3,811	111,508
Other receivables	27,065	31,046
Real estate (1)	772,872	859,305
Investments in unconsolidated entities	15,729	17,288
Option deposits	49,771	51,658
Other assets	51,745	49,521
Total assets	$1,265,392	$1,326,249

Liabilities:
Senior notes	$479,010	478,968
Senior subordinated notes	143,411	150,000
Revolving credit facility	—	—
Accounts payable, accrued liabilities, homebuyer deposits and other liabilities	129,432	170,075
Total liabilities	751,853	799,043
Total equity	513,539	527,206
Total liabilities and equity	$1,265,392	$1,326,249

(1)	Real estate — Allocated costs:
	Homes under contract under construction	$156,327	$170,347
	Finished home sites and home sites under development	413,385	455,048
	Unsold homes, completed and under construction	105,286	158,378
	Model homes	41,177	48,608
	Land held for development or sale	56,697	26,924
	Total allocated costs	$772,872	$859,305

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Operating results

Net loss	$(18,355)	$(45,305)
Real-estate related impairments	10,468	44,349
Increase in deferred taxes	—	(8,561)
Equity in losses from JVs and distributions of JV earnings, net	958	16,796
Decrease in real estate and deposits, net	77,848	66,145
Decrease in income tax receivable	107,660	74,859
Other operating activities	(39,960)	(67,160)
Net cash provided by operating activities	138,619	81,123

Cash used in investing activities	(143)	(3,224)

Payment under Credit Facility	—	(80,200)
Other financing activities	—	764
Net cash used in financing activities	—	(79,436)

Net increase/(decrease) in cash	138,476	(1,537)
Beginning cash and cash equivalents	205,923	27,677
Ending cash and cash equivalents	$344,399	$26,140

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2009		2008
	Homes	Value	Homes	Value

Homes Closed:
California	92	$33,424	173	$70,279
Nevada	38	8,868	73	19,875
West Region	130	42,292	246	90,154

Arizona	198	41,660	209	61,436
Texas	516	123,365	739	182,772
Colorado	39	11,874	38	12,784
Central Region	753	176,899	986	256,992

Florida	49	11,787	96	24,510
East Region	49	11,787	96	24,510
Total	932	$230,978	1,328	$371,656

Homes Ordered:
California	54	21,853	201	$80,008
Nevada	26	5,388	85	21,544
West Region	80	27,241	286	101,552

Arizona	168	32,295	260	60,079
Texas	648	148,899	925	217,363
Colorado	26	8,483	48	17,268
Central Region	842	189,677	1,233	294,710

Florida	65	15,205	115	23,947
East Region	65	15,205	115	23,947
Total	987	232,123	1,634	$420,209

Order Backlog:
California	49	$22,339	192	$91,261
Nevada	13	2,973	76	20,329
West Region	62	25,312	268	111,590

Arizona	160	32,846	441	119,201
Texas	1,019	255,689	1,658	418,942
Colorado	31	9,874	63	22,621
Central Region	1,210	298,409	2,162	560,764

Florida	64	15,455	164	46,184
East Region	64	15,455	164	46,184
Total	1,336	$339,176	2,594	$718,538

Meritage Homes Corporation and Subsidiaries

Operating Data

(unaudited)

	1st Quarter 2009		1st Quarter 2008
	Beg.	End	Beg.	End
Active Communities:
California	12	9	27	23
Nevada	12	12	11	10
West Region	24	21	38	33

Arizona	31	28	36	31
Texas	109	107	127	133
Colorado	3	3	6	6
Central Region	143	138	169	170

Florida	11	11	13	12
East Region	11	11	13	12

Total	178	170	220	215

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the California East Bay/Central Valley and Inland Empire, Denver and Orlando.  The Company was ranked by Builder magazine in 2008 as the 10th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the outlook for the Company and homebuilding in 2009, including its outlook for Texas; strategic actions to lower costs; future strategy and intentions to deploy capital to acquire land in the future at attractive prices; strategy and ability to minimize losses, return to profitability and increase margins; and intentions to increase unsold inventory.  Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent registered public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; the ability of our potential buyers to sell their existing homes; the adverse effect of slower sales absorption rates; housing affordability; fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the propensity of homebuyers to cancel purchase orders with us; the availability and cost of insurance; construction defect and home warranty claims; the loss of key personnel; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; the availability and cost of materials and labor; changes in the availability and pricing of real estate in the markets in which the Company operates; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility and our ability to raise additional capital when and if needed; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; successful integration of future acquisitions; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or financial markets; our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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